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                                                                  EXHIBIT 99.2

[DOMINO'S, INC. LETTERHEAD]


Securities and Exchange Commission
Washington, DC 20549
March 22, 2002

Arthur Andersen LLP ("Andersen") has represented to Domino's, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

/s/ Harry J. Silverman
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Harry J. Silverman
Chief Financial Officer
Domino's, Inc.